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                                                            EXHIBIT NO. 99.14(a)

                          INDEPENDENT AUDITORS' CONSENT

                                  EXHIBIT 14(A)


    We consent to the inclusion in the Registration Statement on Form N-14 of MFS Municipal Series Trust, on behalf of MFS New York Municipal Bond Fund (one of the series constituting MFS Municipal Series Trust), of our report dated May 4, 2000 appearing in the Annual Report to shareholders of MFS New York Municipal Bond Fund for the year ended March 31, 2000 and to the incorporation by reference of our reports in the Prospectus/Proxy Statement which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Auditors" appearing in the Combined Prospectus/Proxy Statement which is included as part of such Registration Statement.


DELOITTE & TOUCHE LLP


Boston, Massachusetts
December 1, 2000